internal use only

January 12, 2024

Client Talking Points

First Trust Energy Income and Growth Fund

First Trust MLP and Energy Income Fund

First Trust New Opportunities MLP & Energy Fund

First Trust Energy Infrastructure Fund

First Trust Advisors L.P. (“First Trust”) has announced the following reorganizations, which must be approved by shareholders of the respective fund in order to occur:

Target Fund	Acquiring Fund
First Trust Energy Income and Growth Fund (“FEN”)	FT Energy Income Partners Enhanced Income ETF (“EIPI”)
First Trust MLP and Energy Income Fund (“FEI”) First Trust New Opportunities MLP & Energy Fund (“FPL”) First Trust Energy Infrastructure Fund (“FIF”)

Each of FEN, FEI and FPL may be referred to herein as an “MLP-Focused Fund.”

Why does each Target Board recommend the Merger of its Target Fund?

•	Following a review with First Trust of strategic alternatives for each Target Fund, each Target Board believes the Merger of its Target Fund may benefit shareholders through (among other reasons) the following:
o	An anticipated significant reduction or elimination of the discount to net asset value (“NAV”) at which the Target Fund’s shares have traded, as shares of ETFs typically trade at or near their NAV due in part to the share creation and redemption features of ETFs;
o	The favorable tax attributes and the daily portfolio holdings transparency that the open-end ETF structure would provide;
o	The potential for similar or increased distributions resulting from lower expenses and increased option premiums while reducing the volatility associated with the use of leverage from borrowings; and
o	Lower overall total expense ratios.

FURTHER DETAILS ON PAGE 2 OF THE JOINT PROXY STATEMENT AND PROSPECTUS (“PROXY STATEMENT/PROSPECTUS”)

How will the Mergers impact ongoing fees and expenses?

•	Shareholders of the Target Funds are expected to experience a reduction in overall expenses, with the Acquiring Fund charging a unitary fee starting at an annual rate of 1.10%.

FURTHER DETAILS ON PAGE 3 OF PROXY STATEMENT/PROSPECTUS

How will the Mergers impact distributions to shareholders of the Target Funds?

•	It is anticipated that the Acquiring Fund will maintain a common share distribution rate similar to or greater than the historic distribution rate of each Target Fund.

FURTHER DETAILS ON PAGE 6 OF PROXY STATEMENT/PROSPECTUS

Will there be federal income tax consequences to Target Fund shareholders as a direct result of the Mergers?

•	Each Merger is expected to qualify as a tax-free reorganization for federal income tax purposes and, as such, shareholders of the Target Funds receiving shares of the Acquiring Fund pursuant to a Merger are not expected to recognize any gain or loss for federal income tax purposes due solely to the conversion of such shares.
•	However, as part of each Merger of an MLP-Focused Fund, the MLP-Focused Fund’s investments would be transitioned to the Acquiring Fund under a “deemed sales” approach for federal income tax purposes.

o   Accordingly, the MLP-Focused Fund would be treated as if it had sold its assets at fair market value prior to the Merger—i.e., the MLP-Focused Fund’s securities would be marked as sold and gains (and losses) would be realized and taxed prior to the transition of such securities to the Acquiring Fund, which amounts could be significant even after utilizing any net operating loss or capital loss carryforwards to offset a portion of such gains.

o   As part of such “deemed sales,” the tax basis of such securities would be reset.

o   As part of such realization of gains or losses with respect to MLP positions, a portion of any appreciation will need to be recharacterized as ordinary income instead of capital gain (“ordinary income recapture”), which could require a downward adjustment to the MLP-Focused Funds’ NAVs.

o	The full extent of any liabilities resulting from ordinary income recapture cannot be known with certainty at this time. The amount of such adjustments, if any, will depend in part on the market prices and composition of each such MLP-Focused Fund’s portfolio securities.

FURTHER DETAILS ON PAGE 8 OF PROXY STATEMENT/PROSPECTUS

Please see the Q&A in the PROXY STATEMENT/PROSPECTUS for a full discussion of the foregoing tax consequences

When will the proposed Mergers be completed?

•	If approved by the respective Target Fund shareholders and the conditions to closing are satisfied each Merger is expected to occur during the second quarter of 2024.

FURTHER DETAILS ON PAGE 8 OF PROXY STATEMENT/PROSPECTUS

Principal Investment Strategies and Policies

FURTHER DETAILS ON PAGES 50-58 OF PROXY STATEMENT/PROSPECTUS

•	A key difference between the Funds’ investment strategies is that the Acquiring Fund (like FIF) will limit its investments in MLPs to 25% or less of its portfolio in order to comply with tax diversification rules while FEN, FEI and FPL generally invest more than 25% of their portfolio in MLPs.
•	The Target Funds additionally utilize leverage, which, if utilized by the Acquiring Fund, is done so to a much lesser degree.
FEN	FEI	FPL	FIF	ACQUIRING FUND
FEN focuses on investing in publicly traded master limited partnerships (“MLPs”), related public entities in the energy sector and other energy companies, which EIP believes offer opportunities for income and growth.	FEI focuses on investing in publicly traded MLPs, MLP-related entities and other companies in the energy sector and energy utility industries that are weighted towards non-cyclical, fee-for-service revenues.	FPL focuses on investing in publicly traded MLPs, MLP-related entities and other companies in the energy sector and energy utility industries that are weighted towards non-cyclical, fee-for-service revenues.	May directly invest up to 25% (or such higher amount as permitted by any future tax diversification rules) of its Managed Assets in equity securities of MLPs.	Under normal market conditions, the Fund will pursue its investment objective by investing primarily in a portfolio of equity securities in the broader energy market (“Energy Companies”).
At least 85% of its Managed Assets in securities of energy companies and energy sector MLPs and energy sector MLP-related entities.	At least 85% of its Managed Assets in equity and debt securities of MLPs, MLP-related entities and other energy sector and energy utility companies.	At least 85% of its Managed Assets in equity and debt securities of MLPs, MLP related entities and other energy sector and energy utility companies	At least 80% of its Managed Assets in securities of Energy Infrastructure Companies.	At least 80% of its net assets in securities and/or investments that provide exposure to Energy Companies.
FEN may write (or sell) covered call options on up to 35% of its Managed Assets.	FEI may write (or sell) covered call options on up to 35% of its Managed Assets.	FPL may write (or sell) covered call options on up to 35% of its Managed Assets.	May write (or sell) covered call options on up to 35% of its Managed assets to generate additional income.

In addition to writing covered calls on individual securities, the Acquiring Fund will also write calls on energy indexes and/or ETFs.

Generally, the Acquiring Fund will write (sell) covered call options on approximately 25-75% of the value of the Acquiring Fund but maintains flexibility to increase this depending on the amount needed to maintain an attractive level of current distributions.

For Internal Use Only. Not for inspection by, distribution or quotation to, the general public.

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any fund, nor is it a solicitation of any proxy.

To receive a free copy of a Proxy Statement/Prospectus relating to the proposed Mergers of FEN, FEI, FPL and FIF with and into EIPI, please call First Trust toll free at (800) 621-1675. This “Client Talking Points” is qualified in its entirety by reference to the Proxy Statement/Prospectus. The Proxy Statement/Prospectus contains important information about fund objectives, strategies, fees, expenses and risk considerations, and therefore you are advised to read it. The Proxy Statement/Prospectus and shareholder reports and other information are or will also be available for free on the SEC's website (www.sec.gov). Please read the Proxy Statement/Prospectus carefully before making any decision to invest or to approve the applicable Merger.

Contents of this communication may contain information regarding past performance, market opinions, competitor data, projections, forecasts and other forward-looking statements that cannot be shared with clients, prospective clients or current investors of First Trust investment products. The information presented has been obtained from sources First Trust deems to be reliable, however, this data is subject to unintentional errors, omissions and changes prior to distribution without notice. This information is provided to First Trust employees for internal or educational use only and cannot be used as sales or marketing material, nor can it be distributed outside of the firm. Please only use compliance approved marketing materials with clients and prospects. These materials contain compliant sales language, appropriate risk disclosures and other relevant disclaimers that provides a sound basis for evaluating our investment products and services. This information cannot be reproduced in whole or in part in any manner without the prior permission of a member of the First Trust Compliance or Legal team.

Your clients should consider the investment objectives, risks, charges and expenses of FEN, FEO, FPL and FIF, as applicable, and EIPI carefully before voting, which are contained in the Proxy Statement/Prospectus. Please instruct your clients to read the Proxy Statement/Prospectus carefully before voting.